                                                                   EXHIBIT 23.01



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


    We consent to the incorporation by reference in the Registration Statements of LecTec Corporation on Form S-3 (File No. 333-40183, effective November 17,
1997) and Forms S-8 (File No. 33-121780, effective April 21, 1987, File No. 33-45931, effective February 21, 1992, File No. 333-46283, effective February 13, 1998, File No. 333-46289, effective February 13, 1998, File No. 333-72569, effective February 18, 1999, File No. 333-72571, effective February 18, 1999 and File No. 333-68920, effective September 4, 2001) of our report dated March 28, 2007, appearing in this annual report on form 10-KSB of LecTec Corporation for the year ended December 31, 2006.

/s/ LURIE BESIKOF LAPIDUS & COMPANY, LLP



Minneapolis, Minnesota
March 28, 2007



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